Filed pursuant to Rule 424(b)(3)

Registration No. 333- 297788

PROSPECTUS

LIFEZONE METALS LIMITED

UP TO 500,000 ORDINARY SHARES OFFERED BY SELLING SECURITYHOLDER

The selling securityholder named in this prospectus (the “Selling Securityholder”) may offer and sell from time to time up to 500,000 ordinary shares, par value $0.0001 per share (our “Ordinary Shares”), of Lifezone Metals Limited, an Isle of Man company (“we”, “us”, “our”, “Lifezone”, “Lifezone Metals” and “the Company”), that may be issued to the Selling Securityholder upon exercise of warrants issued to the Selling Securityholder pursuant to the Waiver Letter in connection with the Bridge Facility (each as defined below), as described herein.

The Selling Securityholder may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholder to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholder may sell these securities through ordinary brokerage transactions, directly to market makers of our Ordinary Shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholder, any agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Our Ordinary Shares and publicly traded warrants (“Public Warrants”) are listed on the New York Stock Exchange (the “NYSE”) under the symbols “LZM” and “LZMW,” respectively. On August 5, 2026, the closing price for our Ordinary Shares on the NYSE was US$3.95. On August 5, 2026, the closing price for our Public Warrants on the NYSE was US$0.37.

We will not receive any proceeds from the sale of the securities by the Selling Securityholder. However, we will receive proceeds from the exercise of the warrants if the Selling Securityholder exercises a warrant for cash.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Lifezone Metals is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Lifezone Metals is also a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Lifezone Metals’ officers, directors and principal shareholders are exempt from the “short-swing” profit recovery provisions under Section 16(b) of the Exchange Act. Moreover, Lifezone Metals is not required to file periodic reports and financial statements with the Securities and Exchange Commission (the “SEC”) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and risk factors contained in the documents incorporated by reference herein, including our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 19, 2026 (our “2025 Annual Report on Form 20-F”), and Exhibit 99.2 “Lifezone Metals Limited Interim Report for the six months ended June 30, 2026, and June 30, 2025” to our Report on Form 6-K furnished to the SEC on July 29, 2026 (our “2026 Interim Report”), before you make an investment in the securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 6, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a “shelf” registration process. Under this process, the Selling Securityholder referred to in this prospectus and identified in any supplements to this prospectus may offer and sell Ordinary Shares under this prospectus.

Under this shelf process, the Selling Securityholder may sell up to 500,000 Ordinary Shares in one or more offerings. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described in the section of this prospectus entitled “Plan of Distribution.”

You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or Ordinary Shares covered by this prospectus are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in, or incorporated by reference into, this prospectus in making your investment decision. You should also read and consider the information in the documents described in the section below entitled “Where You Can Find Additional Information.”

You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholder has not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding.

Throughout this prospectus, unless otherwise designated or the context otherwise requires, the terms “we”, “us”, “our”, “Lifezone”, “Lifezone Metals” and “the Company” refer to Lifezone Metals and its subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus (including information incorporated by reference herein) are not historical facts and, accordingly, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, regarding, among other things, the plans, strategies and prospects, both business and financial, of Lifezone Metals. These statements are based on the beliefs and assumptions of management, as well as information currently available to, Lifezone Metals. Although Lifezone Metals believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, Lifezone Metals cannot assure you that it will achieve or realize these plans, intentions or expectations.

Forward-looking statements are inherently subject to significant risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include words such as “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided that the absence of these does not mean that a statement is not forward-looking.

In addition, statements of belief and similar statements reflect the beliefs and opinions of our management on the relevant subject, and are based upon information available to such parties, as applicable, as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that our management has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

These statements are based on Lifezone's management's current expectations and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond Lifezone's control.

These statements are subject to a number of risks and uncertainties regarding Lifezone’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political, and business conditions, including but not limited to economic and operational disruptions; the development and processing of mineral resources at the Kabanga Nickel Project; the amendment of the Framework Agreement entered into on January 19, 2021 (the “Framework Agreement”), between Kabanga Nickel Limited, a wholly-owned subsidiary of Lifezone, and the Government of Tanzania, and the agreement and finalization of the joint financial model relating to the Kabanga Nickel Project which will define the equitable sharing of economic benefits with government authorities in Tanzania; obtaining additional capital, including use of the debt market, future capital requirements, and sources and uses of cash; maintaining key strategic relationships with partners and customers; the timing and significance of contractual relationships; the outcome of any legal proceedings that may be instituted against Lifezone; risks related to the rollout of Lifezone’s business, the efficacy of the Hydromet Technology, and the timing of expected business milestones; the acquisition, maintenance, and protection of intellectual property; the ability of Lifezone to achieve projections and anticipate uncertainties relating to its business, operations, and financial performance, including expectations with respect to financial and business performance, future operating results, financial projections, and business metrics; expectations regarding product and technology development and pipeline, market size, and the competitive landscape; the ability to develop, design, and sell differentiated products and services; expectations regarding future acquisitions, partnerships, or other relationships with third parties; upgrading, maintaining, and securing information technology systems; the timing and significance of contractual relationships; the effects of competition on Lifezone Metals’ business; the ability of Lifezone Metals to execute its growth strategy, the development and processing of the mineral resources at the Kabanga Nickel Project; the ability to finance the Kabanga Nickel Project, negotiations regarding the Framework Agreement and other commercial arrangements, the outcome of certain legal proceedings with Tanzania Revenue Authority, Lifezone’s ability to continue to operate as a going concern; obtaining additional capital, including use of the debt market, future capital requirements, and sources and uses of cash; manage growth profitably and retain its key employees; the ability of Lifezone Metals to reach and maintain profitability; enhancing future operating and financial results; complying with laws and regulations applicable to Lifezone Metals’ business; maintaining the listing of its securities on the New York Stock Exchange; complying with applicable laws and regulations, including privacy regulation; anticipating the impact of, and responding to, new accounting standards; meeting future liquidity requirements and complying with restrictive covenants related to long-term indebtedness; and other risks that will be detailed from time to time in filings with the SEC; and dealing effectively with litigation, complaints, and/or adverse publicity.

You should understand that the following important factors, in addition to those referred to under the heading “Risk Factors” and elsewhere in this prospectus (including the documents incorporated by reference herein) could affect the future results of Lifezone, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus.

New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the parties assess the impact of all such risk factors on us, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Lifezone undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. You should read the following summary together with the more detailed information in or incorporated into this prospectus before making an investment decision.

Certain capitalized terms used herein have the meanings set forth under “Certain Defined Terms,” beginning on page v of our 2025 Annual Report on Form 20-F, which is incorporated herein by reference.

Overview

Lifezone Metals is committed to delivering cleaner and more responsible metals production and recycling. Through the application of our Hydromet Technology, we offer the potential for lower energy consumption, lower emissions and lower cost metals production compared to traditional smelting.

The Kabanga Nickel Project in Tanzania is our flagship project and is considered to be one of the world’s largest and highest-grade development-ready nickel sulfide deposits. It is a well-advanced project with more than $455 million invested by Lifezone Metals and previous stakeholders as of June 30, 2026, in addition to key licenses being in place to commence development. The Kabanga Nickel Project envisages a staged development plan, commencing with the construction of a large-scale, long-life, underground mine and concentrator at the Kabanga site. The sulfide concentrate produced contains high-grade nickel content with meaningful copper and cobalt by-products. The economics displayed in the FS (as defined below) showcase a mining operation with robust economics that are expected to sit in the lowest quartile of the nickel industry cost curve, in addition to a clear execution plan backed by an experienced technical and management team.

We released the Initial Assessment in the first half of 2025, followed by the Feasibility Study (“FS”) on July 18, 2025 and marking a significant and historic milestone in the nearly five-decade journey of the Kabanga Nickel Project. The economic results in the FS highlight the project’s potential to deliver attractive returns over a long life, supported by high-grade Mineral Reserves and Mineral Resources and a low-cost operating profile. Our partnership with the Government of Tanzania has been instrumental in advancing the project and Lifezone remains aligned in our commitment to responsible development and long-term value creation.

Through the application of our Hydromet Technology, we offer the potential for lower energy consumption, lower emissions and lower cost metals production compared to traditional smelting. In our U.S.-based recycling partnership, we are working to demonstrate that our Hydromet Technology can process and economically recover Platinum Group Metals (“PGM”) from responsibly sourced spent Automotive Catalytic Converters (“Autocats”). Our process is expected to be cleaner and more efficient than conventional smelting and refining methods, supporting a circular economy for precious metals. Our U.S.-based recycling operation would be the world’s first fully vertically integrated PGM recycling facility, providing a scalable, efficient and traceable closed-loop domestic critical minerals solution, delivering refined platinum, palladium and rhodium to the U.S. market. Notably, Lifezone would be a significant rhodium producer in the United States, allowing for the efficient recovery of the PGM basket from the secondary market. The processing and refining of all production inhouse provides Lifezone with the ability to offer metal traceability, with no refining occurring offshore, thereby keeping these critical PGMs entirely domestic to the United States.

On March 10, 2026, Lifezone Metals entered into an exclusivity agreement with the Government of Burundi regarding the Musongati Nickel Project, a large nickel laterite deposit located within the East African Nickel Belt. The agreement grants Lifezone a 14-month exclusivity period to evaluate the technical and economic potential of the Musongati deposit, including an initial scoping phase during which Lifezone will review existing geological data and develop a longer-term exploration and feasibility assessment program. The project lies approximately 200 km southwest of the Kabanga Nickel Project in Tanzania, and the agreement reflects Lifezone’s strategy to evaluate and potentially consolidate significant nickel resources within the Kabanga–Musongati alignment.

The Ordinary Shares We Are Registering

On August 8, 2025, Lifezone’s indirect wholly-owned subsidiary, Kabanga Nickel Limited (“KNL”), entered into a $60 million secured bridge loan facility agreement (the “Bridge Facility”) with Taurus Mining Finance Fund No. 2, L.P. (“Taurus”), as amended. The bridge loan is intended to support advancement of the Kabanga Nickel Project by funding the development of critical early works and infrastructure development as the Company moves toward final investment decision for the Kabanga Nickel Project.

On March 7, 2026, Lifezone, KNL and Taurus executed a waiver letter with respect to the Bridge Facility (the “Waiver Letter”).  On June 29, 2026, pursuant to the Waiver Letter, the Company issued Taurus warrants to purchase 500,000 Ordinary Shares, exercisable at an exercise price of $6.25 per share, subject to customary adjustments. The warrants will expire five years from the date of issuance.

 In order to permit the public offer and resale from time to time of the Ordinary Shares that may be issued to Taurus upon exercise of the warrants, we agreed to provide certain registration rights to Taurus in the Waiver Letter and the Bridge Facility. In accordance with the terms of the Waiver Letter and the Bridge Facility, we are using this prospectus to register up to 500,000 Ordinary Shares to be sold by the Selling Securityholder from time to time after the date of this prospectus. The Selling Securityholder might sell any or all of the Ordinary Shares offered by this prospectus.

Emerging Growth Company

Lifezone Metals is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Lifezone Metals’ securities less attractive as a result, there may be a less active trading market for Lifezone Metals’ securities and the prices of Lifezone Metals’ securities may be more volatile.

Lifezone Metals will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which Ordinary Shares were offered in connection with the business combination of Lifezone Limited, Lifezone Holdings Limited and GoGreen Investments Corporation on July 6, 2023, (b) in which it has total annual gross revenues of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of its Ordinary Shares that are held by non-affiliates is equal to or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

Lifezone Metals is considered a “foreign private issuer” under the securities laws of the U.S. and the rules of the NYSE. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. As a foreign private issuer, Lifezone Metals is not subject to the SEC’s proxy rules. Under the NYSE’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, the NYSE permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of the NYSE. Accordingly, Lifezone Metals’ shareholders may not receive the same protection afforded to shareholders of companies that are subject to all of the NYSE’s corporate governance requirements.

Lifezone Metals intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the NYSE corporate governance rules and listing standards.

Because Lifezone Metals is a foreign private issuer, its directors and senior management are not subject to short-swing profit recovery provisions under Section 16(b) of the Exchange Act. They are, however, subject to insider trading reporting obligations under Section 16(a) of the Exchange Act and related SEC rules effective as of March 18, 2026, as well as, to the extent applicable, the obligation to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

THE OFFERING

Ordinary Shares being offered by Selling Securityholder	The Selling Securityholder may offer and sell from time to time up to 500,000 Ordinary Shares. These shares are issuable to the Selling Securityholder upon the exercise of warrants issued pursuant to the Waiver Letter in connection with the Bridge Facility.

Ordinary Shares outstanding prior to this offering	89,914,557

Use of proceeds	All of the Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its account. Lifezone Metals will not receive any of the proceeds from such sales. However, we will receive proceeds from the exercise of the warrants if the Selling Securityholder exercises a warrant for cash. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Trading symbol of Ordinary Shares	LZM

Risk factors	Investing in our securities involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 4 of this prospectus.

Dividends	Lifezone Metals has not paid any cash dividends on the Ordinary Shares to date. It is presently intended that Lifezone Metals will retain its earnings for use in business operations and, accordingly, it is not anticipated that Lifezone Metals’ board of directors (the “Board”) will declare dividends in the foreseeable future.

Unless otherwise stated in this prospectus, the total number of shares of Ordinary Shares outstanding prior to this offering is based on 89,914,557 Ordinary Shares outstanding as of June 30, 2026 and excludes:

●	14,391,041 Public Warrants traded on the NYSE under the symbol “LZM-WT” with an exercise price of $11.50;

●	26,797,052 Ordinary Shares (“Earnout Shares”) that eligible shareholders are entitled to receive in the aggregate in two equal tranches if the daily VWAP of the Ordinary Shares for any 20 trading days is greater than or equal to $14.00 (“Tranche 1”) or $16.00 (“Tranche 2”);

●	3,941,145 Ordinary Shares subject to outstanding options and RSUs under the Company’s 2023 Omnibus Incentive Compensation Plan;

●	6,250,000 Ordinary Shares subject to issuance upon conversion of the Company’s convertible debentures;

●	500,000 Ordinary Shares issuable upon exercise of the warrants described herein, and 2,500,000 Ordinary Shares issuable upon exercise of warrants issued August 8, 2025 to Taurus in connection with the Bridge Facility; and

●	4,411,764 Ordinary Shares issuable upon exercise of warrants issued November 12, 2025 pursuant to an underwriting agreement, dated November 10, 2025, with BTIG, LLC.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks described under the section titled “Item 3.D.: Risk Factors” in our 2025 Annual Report on Form 20-F, and Item1A titled “Risk Factors” in our 2026 Interim Report, which are incorporated by reference herein, as well as any other information included or incorporated by reference in this prospectus. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occurs, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of the Ordinary Shares could decline, and you could lose part or all of your investment.

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its account. We will not receive any of the proceeds from such sales. However, we will receive proceeds from the exercise of the warrants if the Selling Securityholder exercises a warrant for cash. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

MARKET PRICE OF OUR SECURITIES AND DIVIDEND POLICY

Our Ordinary Shares and Public Warrants began trading on the NYSE under the symbols “LZM” and “LZMW,” respectively, on July 6, 2023. On August 5, 2026, the closing price for our Ordinary Shares on the NYSE was US$3.95. On August 5, 2026, the closing price for our Public Warrants on the NYSE was US$0.37.

As of July 15, 2026, there were approximately 114 holders of record of our Ordinary Shares and approximately 27 holders of record of our Public Warrants based on public filings. Such numbers do not include beneficial owners holding our securities through nominee names.

Lifezone Metals has not paid any cash dividends on the Ordinary Shares to date. It is presently intended that Lifezone Metals will retain its earnings for use in business operations and, accordingly, it is not anticipated that Lifezone Metals’ Board will declare dividends in the foreseeable future.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness as of June 30, 2026 in accordance with IFRS as reported by Lifezone Metals Limited on a consolidated basis:

As of June 30, 2026
(US dollars in millions)
Cash and cash equivalents	37.3

Debt
Warrant liability	9.9
Deferred consideration	20.4
Convertible debentures	34.5
Embedded derivatives	3.6
Senior secured bridge loan facility	34.8
Lease liabilities - current	0.8
Lease liabilities - non-current	1.2
Total Debt	105.2

Equity
Share capital	-
Share premium and other reserves	569.4
Accumulated Deficit	(474.9)
Non-controlling Interest	(1.1)
Total Equity	93.4
Total capitalization	198.6

SELLING SECURITYHOLDER

The prospectus covers the resale of an aggregate of up to 500,000 Ordinary Shares issuable upon the exercise of warrants issued to Taurus pursuant to the Waiver Letter in connection with the Bridge Facility. For more information, see “Prospectus Summary—The Ordinary Shares We Are Registering,”

The Selling Securityholder may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholder for which we are registering securities for resale to the public and the number of Ordinary Shares that the Selling Securityholder may offer pursuant to this prospectus and the total amount of our securities beneficially owned by the Selling Securityholder. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to warrants, options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the Selling Securityholder will in fact sell any or all of the Ordinary Shares offered by this prospectus. In addition, the Selling Securityholder may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Name of Selling Securityholder	Securities beneficially owned prior to this offering		%		Securities being offered	Securities beneficially owned after sale		%
Taurus Mining Finance Fund No. 2, L.P.	3,000,0000	(1)	3.34	%(2)	500,000	2,500,000	(3)	2.78	%(2)

(1)	Represents (i) 500,000 Ordinary Shares issuable upon exercise of the warrants described herein and (ii) 2,500,000 Ordinary Shares issuable up exercise of warrants, exercisable at $5.42 per share, previously issued to the Selling Securityholder on August 8, 2025 pursuant to the Bridge Facility. The registered address and business address of Taurus Mining Finance Fund No. 2, L.P. is Corporation Trust Center, 1209 Orange St., Wilmington, DE 19801, USA. The mailing address of Taurus Mining Finance Fund No. 2, L.P. is c/o Taurus Funds Management Pty Ltd, Suite 4101, Level 41, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia. Taurus Mining Finance Fund No. 2, L.P. is controlled by its general partner, Taurus Mining Finance Fund No. 2, GP LLC (“Taurus GP”). The Managers of the sole member of Taurus GP having voting or investment control over the Ordinary Shares are Brad Cowdroy, Mark Cook and Tim Woolaver.
(2)	Percentage ownership calculated based on 89,914,557 Ordinary Shares outstanding as of June 30, 2026.
(3)	Assumes that all of the Ordinary Shares offered by the Selling Securityholder hereby are sold and that the Selling Securityholder does not buy or sell additional Ordinary Shares prior to the completion of this offering.

TAXATION

Material U.S. Federal Income Tax Considerations

Our 2025 Annual Report on Form 20-F provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our securities.

Non-United States Federal Income Tax Considerations

Our 2025 Annual Report on Form 20-F provides a discussion of Isle of Man tax consequences that may be relevant to prospective investors in our securities.

General

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. Investors in our securities, particularly investors who are not residents of the U.S., are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities

DESCRIPTION OF LIFEZONE METALS ORDINARY SHARES, WARRANTS AND CONVERTIBLE DEBT

Lifezone Metals is an Isle of Man company limited by shares and its affairs are governed by its amended and restated memorandum and articles of association (“A&R Articles of Association”) and the Companies Act 2006 of the Isle of Man (the “IOM Companies Act”) (each as amended or modified from time to time).

As provided in the A&R Articles of Association, subject to the IOM Companies Act, Lifezone Metals has unlimited capacity to carry on or undertake any business or activity, do any act or enter into any transaction.

The registered office of Lifezone Metals is 2nd Floor, St George’s Court, Upper Church Street, Douglas, IM1 1EE, Isle of Man.

The A&R Articles of Association authorize the issuance of an unlimited number of Ordinary Shares in Lifezone Metals unless otherwise directed by the Board. All of the outstanding Ordinary Shares in Lifezone Metals are fully paid and non-assessable. As of June 30, 2026, 89,914,557 Ordinary Shares were issued and outstanding and 14,391,041 Public Warrants were outstanding. In addition, as of June 30, 2026, Lifezone Metals had outstanding (i) warrants exercisable for an aggregate of 3,000,000 Ordinary Shares, which were issued June 29, 2026 and August 8, 2025, respectively, to Taurus in connection with the Bridge Facility, (ii) warrants exercisable for 4,411,764 Ordinary Shares, which were issued on November 12, 2025, pursuant to an underwriting agreement, dated November 10, 2025, with BTIG, LLC, and (iii) US$50 million of convertible debentures, which were issued March 27, 2024.

For a description of Lifezone Metals’ Ordinary Shares and Public Warrants, including the rights and obligations attached thereof, please refer to Exhibit 2.4 to Lifezone Metal’s Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference herein. For convenience, we have included below summaries of material provisions of the A&R Articles of Association insofar as they relate to the material terms of the Ordinary Shares of Lifezone Metals.

Lifezone Metals’ Ordinary Shares

Voting Rights

Except as otherwise specified in the A&R Articles of Association or as required by law or NYSE rules, holders of Ordinary Shares registered in the register of members of Lifezone Metals (with Company number 020550V) will vote as a single class. Holders of Ordinary Shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of members is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting, at least five members present in person or by proxy, or by a member or members present in person or by proxy representing not less than one-tenth of the voting rights of all the members.

The holders of Ordinary Shares are entitled to one vote per share on all matters to be voted on by shareholders. The A&R Articles of Association do not provide for cumulative voting with respect to the election of directors. The Board is divided into three classes, each consisting initially of an equal number of directors (to the extent feasible).

Transfer

All Ordinary Shares are issued in registered form and may be freely transferred under the A&R Articles of Association, unless any such transfer is restricted or prohibited by another instrument, the NYSE rules or applicable securities laws.

Under the A&R Articles of Association, uncertificated Ordinary Shares that are listed on a recognized exchange may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the A&R Articles of Association, the Companies Act 2006 of the IOM Companies Act and the Isle of Man Uncertificated Securities Regulations 2006.

Purchase of Ordinary Shares by Lifezone Metals

The IOM Companies Act and the A&R Articles of Association permit Lifezone Metals to purchase its own shares with the prior written consent of the relevant members, or pursuant to an offer to all members, on such terms and in such manner as may be determined by the Board and by a resolution of directors in accordance with the prescribed requirements of the IOM Companies Act.

Dividends and Distributions

Pursuant to the A&R Articles of Association and the IOM Companies Act the Board may from time to time declare dividends and other distributions, and authorize payment thereof, if the Board is satisfied that, in accordance with the IOM Companies Act, immediately after the payment of any such dividend or distribution, (a) Lifezone Metals will be able to pay its debts as they become due in the normal course of its business and (b) the value of Lifezone Metals’ assets will exceed the value of its liabilities. Each Lifezone Metals Ordinary Share has equal rights with regard to dividends and to distributions of the surplus assets of Lifezone Metals, if any.

Other Rights

Under the A&R Articles of Association, the holders of Ordinary Shares are not entitled to any pre-emptive rights or anti-dilution rights. Ordinary Shares are not subject to any sinking fund provisions.

Issuance of Additional Shares

The A&R Articles of Association authorize the Board to issue additional Ordinary Shares from time to time as the Board shall determine, subject to the IOM Companies Act and the provisions, if any, in the A&R Articles of Association and, where applicable, the rules and regulations of any applicable exchange, the SEC and/or any other competent regulatory authority and without prejudice to any rights attached to any existing shares.

However, under Isle of Man law, Lifezone Metals’ directors may only exercise the rights and powers granted to them under the A&R Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of Lifezone Metals.

Meetings of Shareholders

Under the A&R Articles of Association, Lifezone Metals is required to hold an annual general meeting each year. The Board may call an annual general meeting on not less than 21 clear days’ notice or an extraordinary general meeting upon not less than 14 clear days’ notice unless such notice is waived in accordance with the A&R Articles of Association. A meeting notice must specify, among other things, the place, day and time of the meeting and the general nature of the business to be conducted at such meeting. At any meeting of Lifezone Metals shareholders, one or more shareholders entitled to attend and to vote on the business to be transacted and holding more than 50% of the Ordinary Shares shall be a quorum. Subject to the requirements of the IOM Companies Act and Isle of Man law, only those matters set forth in the notice of the general meeting or (solely in the case of a meeting convened upon a Members’ Requisition (as defined below)) properly requested in connection with a Members’ Requisition may be considered or acted upon at a meeting of Lifezone Metals shareholders.

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Under the IOM Companies Act shareholders have the right to require the directors to call an extraordinary general meetings of shareholders (a “Members’ Requisition”). To properly call an extraordinary general meeting pursuant to a Members’ Requisition, (a) the request of shareholders representing not less than 10% of the voting power represented by all issued and outstanding shares of Lifezone Metals in respect of the matter for which such meeting is requested must be deposited at the registered office of Lifezone Metals and (b) the requisitioning shareholders must comply with certain information requirements specified in the A&R Articles of Association.

In connection with any meeting of shareholders, the right of a shareholder to bring other business or to nominate a candidate for election to the Board must be exercised in compliance with the requirements of the A&R Articles of Association. Among other things, notice of such other business or nomination must be received at the registered office of Lifezone Metals not later than the close of business on the date that is 120 days before, and not earlier than the close of business on the date that is 150 days before, the one-year anniversary of the preceding year’s annual general meeting, subject to certain exceptions.

Liquidation

On a liquidation or winding up of Lifezone Metals, assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of the Ordinary Shares on a pro-rata basis.

Inspection of Books and Records

Any director of Lifezone Metals is entitled, on giving reasonable notice to Lifezone Metals, to inspect the documents and records maintained by Lifezone Metals and to make copies of or take extracts from such documents and records.

A company is required to keep at the office of its registered agent: its memorandum and articles of association of the company; the register of members or a copy of the register of members; the register of directors or a copy of the register of directors; the register of charges (if any) or a copy of the register of charges; copies of all notices and other documents filed by the company in the previous six years; originals or copies of the accounting records required to be kept under the IOM Companies Act; and originals of any financial statements prepared.

Anti-Takeover Provisions

Some provisions of the A&R Articles of Association may discourage, delay or prevent a change of control of Lifezone Metals or management that members may consider favorable, including, among other things:

●	a classified board of directors with staggered, three-year terms;

●	the ability of the Board to issue preferred shares and to determine the price and other terms of those shares, including preferences and voting rights, potentially without shareholder approval;

●	the limitation of liability of, and the indemnification of and advancement of expenses to, members of the Board;

●	advance notice procedures with which members must comply to nominate candidates to the Board or to propose matters to be acted upon at an annual general meeting or extraordinary general meeting, which could preclude members from bringing matters before an annual general meeting or extraordinary general meeting and delay changes in the Board;

●	that members may not act by written consent in lieu of a meeting;

●	the right of the Board to fill vacancies created by the expansion of the Board or the resignation, death or removal of a director; and

●	that the A&R Articles of Association may be amended only by the affirmative vote of the holders of at least three-fourths of the votes cast at a general meeting.

However, under Isle of Man law, the directors of Lifezone Metals may only exercise the rights and powers granted to them under the IOM Companies Act for proper purposes and for what they believe in good faith to be in the best interests of Lifezone Metals.

Bridge Facility Warrants

As part of the Bridge Facility transaction, on August 8, 2025, Lifezone Metals issued warrants to purchase up to an aggregate of 2,500,000 Ordinary Shares, exercisable at $5.42 per share, subject to customary adjustments. The warrants are exercisable at any time after August 8, 2025 and will expire on the date that is the five year anniversary of the August 8, 2025 issue date. In certain circumstances when there is no effective resale registration statement, the holder may exercise the warrants by of a “cashless exercise” or cash settlement.

Pursuant to the Waiver Letter entered into in connection with the Bridge Facility, on June 29, 2026, Lifezone Metals issued warrants to purchase up to an aggregate of 500,000 Ordinary Shares, exercisable at $6.25 per share, subject to customary adjustments. The warrants are exercisable at any time after June 29, 2026 and will expire on the date that is the five year anniversary of the June 29, 2026 issue date. In certain circumstances when there is no effective resale registration statement, the holder may exercise the warrants by of a “cashless exercise” or cash settlement.

At no time may the holder exercise such warrants if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all other Ordinary Shares owned by the holder and its affiliates at such time, or any other person acting as a group together with the holder or any of its affiliates, the number of Ordinary Shares which would result in such holder, its affiliates and such other person beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding Ordinary Shares, provided that the holder may upon notice to Lifezone Metals increase the beneficial ownership limitation to 9.99%.

RDO Warrants

In connection with an underwritten registered direct offering of shares and warrants, on November, 12, 2025, Lifezone Metals issued warrants to purchase up to 4,411,764 Ordinary Shares (the “RDO Warrants”), pursuant to an underwriting agreement, dated November 10, 2025, with BTIG, LLC. The exercise price of each RDO Warrant is $4.00. Each RDO Warrant is exercisable for a period of four years. The RDO Warrants may be exercised by means of cash or, in the Company's sole discretion, the holder may elect to receive upon such exercise the net number of Ordinary Shares determined according to a formula set forth in the RDO Warrant (a cashless exercise). However, a holder will not be entitled to exercise any portion of any RDO Warrant that, upon giving effect to such exercise, would cause the aggregate number of Ordinary Shares beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the number of issued and outstanding Ordinary Shares following such exercise. However, any holder of a RDO Warrant may increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that the holder must provide at least 61 days’ prior written notice to the Company prior to the date such increase will be effective. The exercise price of the RDO Warrants, and the number of Ordinary Shares issuable upon exercise of the RDO Warrants, are subject to adjustments in the event of stock dividends and certain other events and dilutive issuances affecting the number of outstanding Ordinary Shares. Except under certain circumstances as described in the RDO Warrant, if the Company issues Ordinary Shares at a price per share less than the then current exercise price of the RDO Warrants, the exercise price will be reduced to the greater of (i) such lower price per share or (ii) $2.50.

Convertible Debentures

On March 27, 2024, Lifezone Metals closed a private placement of US$50 million of unsecured convertible debentures. The unsecured convertible debentures bear interest over a 48-month term, payable quarterly, at a rate of the Secured Overnight Financing Rate (“SOFR”) plus 4.0% per annum, subject to a SOFR floor of 3.0%. The debentures can be redeemed early by Lifezone Metals, subject to the achievement of certain conditions, at a price of 105% plus interest otherwise payable to the maturity date. Interest is payable quarterly via a mix of cash and shares during the first two years and all in cash during the last two years.

The debentures are convertible into Ordinary Shares at the option of the holder at a price of US$8.00 per share, subject to customary adjustments. Mandatory conversion can occur if Lifezone Metals’ share price is greater than 50% above the conversion price for any 15 trading days within a 30 consecutive trading days period.

PLAN OF DISTRIBUTION

We will not receive any proceeds from any sale by the Selling Securityholder of the Ordinary Shares being registered hereunder. However, we will receive proceeds from the exercise of the warrants if the Selling Securityholder exercises a warrant for cash. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholder will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholder may offer and sell, from time to time, some or all of the securities covered by this prospectus. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholder. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholder.

Sales of the securities offered hereby may be effected by the Selling Securityholder from time to time in one or more types of transactions (which may include block transactions) on the NYSE at prevailing market prices, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the underwriting commissions under the Securities Act.

There can be no assurance that the Selling Securityholder will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholder may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met: (i) the issuer of the securities that was formerly a shell company has ceased to be a shell company; (ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (iii) the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports; and (iv) at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company (which we filed with the SEC on July 11, 2023).

The Selling Securityholder have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

●	the name of the participating broker-dealer(s);

●	the specific securities involved;

●	the initial price at which such securities are to be sold;

●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

●	other facts material to the transaction.

To the extent required, we will use our reasonable commercial efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

Indemnification

We may indemnify dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these dealers or agents may be required to make.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Lifezone Metals pursuant to the foregoing provisions, Lifezone Metals has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPENSES

The following table sets forth the expenses (other than broker-dealer fees or agency fees and other items constituting agents’ compensation, if any, which will be paid by the Selling Securityholder) expected to be incurred by us in connection with the offering of the Ordinary Shares offered by this prospectus.

AMOUNT
SEC registration fee	$227.87
Estimated printing expenses	$1,000.00
Estimated legal fees and expenses	$30,700.00
Estimated accounting fees and expenses	$30,400.00
Miscellaneous costs	$--
Total	$62,327.87

LEGAL MATTERS

The validity of our Ordinary Shares offered by this prospectus relating to Isle of Man law will be passed upon for us by Appleby (Isle of Man) LLC.

EXPERTS

The consolidated financial statements of Lifezone Metals Limited as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The consolidated financial statements for the year ended December 31, 2023 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

DRA Projects (Pty.) Ltd and Sharron Sylvester, BSc (Geol), RPGeo AIG (10125), Technical Director - Geology at OreWin Pty Ltd prepared the Kabanga Nickel Project Feasibility Study Technical Report Summary titled “Feasibility Study - Technical Report Summary”. Both are Qualified Persons as defined in subpart 1300 of Regulation S-K and are considered independent of Lifezone Metals.

As of the date hereof, none of the above-named experts has received, or is to receive, in connection with the offering, an interest, direct or indirect, in Lifezone Metals.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Lifezone Metals is an Isle of Man company and substantially all of its assets and operations are located outside of the U.S. In addition, certain of Lifezone Metals’ directors and officers reside outside the U.S. As a result, it may be difficult for you to effect service of process within the U.S. or elsewhere upon these persons. It may also be difficult for you to enforce in the jurisdictions in which Lifezone Metals operates or Isle of Man courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Lifezone Metals and its officers and directors, certain of whom are not residents in the U.S. and the substantial majority of whose assets are located outside of the U.S. It may be difficult or impossible for you to bring an action against Lifezone Metals in the Isle of Man if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Isle of Man or jurisdictions in which Lifezone Metals operates would recognize or enforce judgments of U.S. courts against Lifezone Metals or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state and it is uncertain whether such Isle of Man or courts in jurisdictions in which Lifezone Metals operates would hear original actions brought in the Isle of Man or jurisdictions in which Lifezone Metals operates against Lifezone Metals or such persons predicated upon the securities laws of the U.S. or any state.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form F-3 we filed with the SEC under the Securities Act with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, and undertakings set forth in the registration statement. For further information about us and the securities offered by this prospectus, please refer to the registration statements and exhibits filed as a part of the registration statement.

We are subject to certain of the informational filing requirements of the Exchange Act. As a foreign private issuer, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the “short-swing” profit recovery provisions of Section 16(b) of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act.

The SEC maintains a website at http://www.sec.gov/ that contains reports and other information that we file with or furnish electronically with the SEC. You may also find such documents on our website at http://www.lifezonemetals.com. The information on our website is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-41737). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important to you by referring you to other documents which we have filed or furnished with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended on December 31, 2025, filed with the SEC on March 19, 2026;

●	Our Form 6-K for the month of March 2026 reporting materials relating to our 2026 annual meeting of shareholders, furnished to the SEC on March 26, 2026;

●	Our Form 6-K for the month of April 2026 reporting the signing of a waiver letter in connection with the Bridge Loan Facility Agreement, furnished to the SEC on April 22, 2026;

●	Our Form 6-K for the month of April 2026, reporting entry into a share purchase agreement by and among Lifezone and seven institutional investors for the purchase of ordinary shares of Lifezone, furnished to the SEC on April 22, 2026;

●	Our Form 6-K for the month of May 2026, reporting the voting results for the 2026 annual general meeting of shareholders, furnished to the SEC on May 5, 2026;

●	Our Form 6-K for the month of June 2026, reporting the issuance of warrants to purchase Lifezone ordinary shares to Taurus in connection with the Waiver Letter, furnished to the SEC on June 29, 2026.

●	Exhibit 99.2 to our Form 6-K for the month of July 2026, announcing the publication of our Sustainability Report for the year ended December 31, 2025, furnished to the SEC on July 9, 2026.

●	Our Form 6-K for the month of July 2026, announcing the execution of an amendment letter in connection with the Bridge Loan Facility Agreement, furnished to the SEC on July 28, 2026.

●	Exhibit 99.2 to our Form 6-K for the month of July 2026 reporting our six month financial results for the period ending June 30, 2026, and June 30, 2025, furnished to the SEC on July 29, 2026.

●	The description of securities (incorporated by reference to Exhibit 2.4 to our Annual Report on Form 20-F, filed with the SEC on March 29, 2024), including any subsequent amendment or any report filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of an offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of an offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person, including any beneficial owner to whom a prospectus is delivered, without charge, upon a written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Written or telephone requests should be directed to: Lifezone Metals Limited, Investor Relations: info@lifezonemetals.com or +44 1624 850500.